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                             INTERIM MANAGEMENT AGREEMENT


         This Interim Management Agreement (the "Agreement"), dated June      ,
1997, is made and entered into by and between DeltaPoint, Inc., a California corporation ("DeltaPoint"), and SPSS Inc., a Delaware corporation ("SPSS").


                                       RECITALS

         WHEREAS, SPSS and DeltaPoint are entering into an Asset Purchase Agreement, dated as of May 1, 1997, (the "Asset Purchase Agreement") pursuant to which SPSS is acquiring certain assets related to the DeltaGraph product line (the "Assets") and the business associated with the Assets (the "Business") from DeltaPoint as more fully described in the Asset Purchase Agreement, with capitalized terms used but not defined herein having the meanings assigned thereto in the Asset Purchase Agreement; and

         WHEREAS, SPSS desires that DeltaPoint continue to manage the Business through July 31, 1997 after the acquisition of the Assets and the Business from DeltaPoint by SPSS;

         WHEREAS, DeltaPoint is willing to continue to manage the Business through July 31, 1997;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

         1. EFFECTIVENESS; TERM. This Agreement shall become effective and the term of this Agreement shall commence on the date first written above and shall terminate on July 31, 1997 (the "Term"), unless otherwise extended by the written agreement of the parties hereto.

         2. SERVICES. After the acquisition of the Assets and the Business from DeltaPoint by SPSS, DeltaPoint agrees to continue to manage the Business for the Term with the same degree of quality and care as it used prior to the transfer of the Assets and Business. The management services provided by DeltaPoint shall consist of product fulfillment and distribution, sales, promotions, invoicing collections and technical support relating to the Assets and the Business, and the transfer to SPSS of knowledge and code related to the Assets and the Business. DeltaPoint agrees that the Assets will be used solely for the purposes provided under this Agreement. It is understood that DeltaPoint will have no obligation for the further development of the Assets or the Business.


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         3.   TITLE.  The Assets shall at all times remain the property of
SPSS; DeltaPoint shall keep the Assets free and clear of any and all liens, charges and encumbrances, except for liens for taxes, assessments and other governmental charges that are not yet due and payable; and except as set forth herein, DeltaPoint shall have no right, title or interest therein.

         4. PROFITS. Subject to Section 7.1, from and after the date of this Agreement, SPSS shall be entitled to all profits, revenues and income derived from the operation of the Business.

         5. COMPENSATION. On or before August 10, 1997, SPSS will pay DeltaPoint Four Hundred Thousand and No/100 Dollars ($400,000.00) in cash as a fee for DeltaPoint's services provided under this Agreement, adjusted (increased or decreased) to reflect payments to be made or received by SPSS in accordance with Section 7 hereof.

         6. ALTERATIONS. DeltaPoint shall not make any alterations, additions, or improvements to the Assets or the Business without the prior written consent of SPSS. All alterations, additions and improvements to the Assets and the Business shall become the property of SPSS.

         7.   OBLIGATIONS.

              7.1. Within five (5) days after receiving the calculation referenced in Section 7.2 below, and provided that the Qualified Cost of Goods Sold (defined below) in respect of DeltaGraph software products sold during the Term, is greater than the Cash Collections (defined below) due SPSS, SPSS shall pay to DeltaPoint an amount equal to the Qualified Cost of Goods Sold in respect of DeltaGraph software products sold during the Term LESS the amount of any cash collections (including the amount of any sales tax and shipping and handling actually collected) actually received by DeltaPoint in respect of such sales during the Term and collection by DeltaPoint of accounts receivable belonging to SPSS arising during the period from May 1, 1997 to the date of this Agreement as contemplated by
    Section 1.1(a)(viii) of the Asset Purchase Agreement and Section 4 hereof (the "Cash Collections"). If, however, the Cash Collections exceed the Qualified Cost of Goods Sold for such period, DeltaPoint shall, within five
    (5) days after the calculation referenced in Section 7.2 is made, pay to SPSS an amount equal to the Cash Collections less Qualified Cost of Goods Sold in respect of DeltaGraph software products sold during the Term. "Qualified Cost of Goods Sold" means, in respect of any DeltaGraph software product sales, the related cost of goods sold consisting of direct materials, contract manufacturing costs to convert raw materials into finished products, and royalties, adjusted to exclude that portion of the cost of goods sold relating to inventory belonging to SPSS, as determined in accordance with DeltaPoint's past practices PLUS (i) the amount of the related sales tax and shipping and handling and (ii) the related marketing and other expenditures as may be reasonably agreed upon by SPSS and DeltaPoint. The parties hereof agree that payments made in accordance with this Section may be made by


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    adjusting the payment to be made by SPSS hereunder in accordance with
    Section 5 hereof.

              7.2. On or before August 5, 1997, DeltaPoint shall deliver to SPSS a good faith calculation setting forth in reasonable detail the amount of the additional cash payment to be made pursuant to Section 7.1 hereof. In the event that SPSS shall in good faith dispute the amount of such payment, SPSS shall pay to DeltaPoint (or DeltaPoint shall pay to SPSS, as the case may be) that portion of payment with respect to which there is no dispute and the parties agree that the payments to be made hereunder shall be adjusted to reflect the resolution of such dispute. Any controversy or dispute relating to the determination of amounts due under this Section 7 and related accounting issues shall be resolved by agreement of a partner from a "Big 6" accounting firm (other than the auditors of DeltaPoint and SPSS), which accounting firm shall be chosen by the auditors of DeltaPoint and SPSS.

              7.3. DeltaPoint shall have only employees of substantially the same training, competence and qualification as those previously employed by DeltaPoint utilize the Assets and operate the Business.

         8. COMPLIANCE WITH LAW. DeltaPoint shall remain aware of and fully comply in all material respects with all applicable laws, rules and regulations now in force or which may hereafter be in force with respect to its obligations hereunder. DeltaPoint shall promptly notify SPSS of any action, lawsuit, claim or proceeding arising, either directly or indirectly, from its use of the Assets or operation of the Business.

         9. INSURANCE. During the Term of this Agreement, DeltaPoint shall maintain insurance, providing coverage for the Assets.

         10. REMOVAL. Upon the expiration or termination of this Agreement, SPSS shall remove, at its own expense, the Assets and documents associated with the Business, including any inventory and purchase orders, which are located at DeltaPoint. The process of removal shall be completed within thirty (30) days after the expiration or termination of this Agreement. SPSS shall be responsible for all sales, use or other taxes resulting from such removal.

         11.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND INVENTIONS.

              11.1. CONFIDENTIAL INFORMATION. "Confidential Information" means all of the trade secrets, all Inventions (as defined herein), and all confidential technical and business information which SPSS owns or is licensed to use relating to the Assets or the Business, or may in the future own or be licensed to use relating to the Assets or the Business. Without limiting the generality of the foregoing, Confidential Information shall include the following, whether now or hereafter existing: all product development and design information, systems, programs, algorithms, software


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    (including, without limitation, source and object code and design and user documentation), procedures, techniques, manuals, customer information, specifications, data bases, test results, information concerning business or product acquisitions, strategic plans, customer lists, pricing data, and discoveries, inventions and innovations made, created, developed or associated with the Assets or the Business.

              11.2. INVENTIONS. "Inventions" mean all systems, programs, algorithms, procedures, techniques, manuals, data bases, plans, lists, inventions, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software (including, without limitation, source and object code and design and user documentation) conceived, compiled or developed by DeltaPoint in the course of DeltaPoint's engagement by SPSS under this Agreement.

              11.3. NON-DISCLOSURE AND ASSIGNMENT. DeltaPoint will regard and preserve as confidential and as trade secrets all the Confidential Information. During the Term of the Agreement and thereafter, DeltaPoint covenants and agrees that it shall not, except with the prior written consent of SPSS, directly or indirectly use, report, publish, transfer or disclose any Confidential Information, except (i) acting at the direction of SPSS solely for SPSS' benefit in accordance with SPSS' established business practices and policies; or (ii) to consummate the transactions contemplated under this Agreement. The Confidential Information shall remain the sole and exclusive property of SPSS, and upon any expiration or termination of the Agreement, DeltaPoint shall promptly return any and all Confidential Information in its possession or control to SPSS. DeltaPoint shall assign to SPSS, its right, title and interest in and to any Invention developed using any Confidential Information. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosures; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession; or (vi) is required by law to be disclosed by the receiving party, PROVIDED THAT the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

              11.4. EMPLOYEES. All personnel, including employees, agents, consultants and contractors, who will provide services during the Term of this Agreement (a) will be at such time parties to "work-for-hire" arrangements or


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    agreements with  DeltaPoint, in accordance with applicable federal and state law, that have accorded DeltaPoint full, effective, exclusive and original ownership of all intellectual property thereby arising, or (b) will have executed appropriate instruments of assignment, which are still in full force and effect, in favor of DeltaPoint, as assignee, that have conveyed to DeltaPoint full, effective and exclusive ownership of all intellectual property thereby arising.

              11.5. ASSURANCES. DeltaPoint covenants and agrees that DeltaPoint will not use, in connection with the performance of DeltaPoint's duties and responsibilities to SPSS, any confidential, technical or business information acquired from, or developed on behalf of any other person, firm or association to the extent that any such usage could reasonably be expected to be adverse to SPSS in any material respect.

         12. INDEMNIFICATION. DeltaPoint shall indemnify and hold SPSS and its affiliates, subsidiaries, directors, officers, employees, agents and representatives harmless from and against any and all claims, causes of action, losses, damages, liabilities and costs (including, without limitation, attorneys' fees and amounts paid in good faith in settlement) arising out of or relating to (i) any breach or default of any representation or obligation hereunder by DeltaPoint; (ii) the failure of DeltaPoint to comply with any applicable law, ordinance or regulation; and (iii) the negligence or willful misconduct of DeltaPoint or any affiliate, related entity, partner, employee, agent or representative of DeltaPoint for services provided under this Agreement. In no event shall the amount of any damages so payable by DeltaPoint exceed $50,000.00.

         13. ARBITRATION. Any dispute as to any claims under this Agreement shall be settled by arbitration in accordance with the terms of the Asset Purchase Agreement.

         14. BREACH. In the event DeltaPoint fails to perform or defaults in the performance of any of its obligations hereunder in any material respect, SPSS may, in addition to its other rights and remedies, recover from DeltaPoint any loss or damage suffered by it as a result of such failure in accordance with the terms of Section 12 hereof and/or terminate this Agreement upon notice of termination; PROVIDED, HOWEVER, that any such termination shall not affect SPSS's obligations under Section 7 hereof with respect to Qualified Cost of Goods Sold or SPSS's obligation to pay, pursuant to Section 5 hereof, the pro rata portion of the $400,000.00 payment for the period prior to such termination.

         15.  MISCELLANEOUS.

         15.1. INDEPENDENT CONTRACTOR. DeltaPoint is an independent contractor. This Agreement shall not be construed as constituting DeltaPoint and SPSS as partners or joint venturers, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party. Neither party shall have the right to bind the other party or make any promises or representations on behalf of the other party.


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         15.2. NOTICE.  All notices required or desired to be given under this
Agreement shall be in writing and shall be deemed to have been duly given when delivered by messenger or by telecopy (promptly confirmed by mail), one day after being sent by a nationally recognized overnight delivery service, freight prepaid, or three days after mailed, by certified or registered mail, with postage prepaid:


         If to DeltaPoint:

              DeltaPoint, Inc.
              22 Lower Ragsdale
              Monterey, California  93940
              Attention:  Jeffrey Ait
              Facsimile No. (408) 648-4020

         With a required copy to:

              Wilson, Sonsini, Goodrich & Rosati
              650 Page Mill Road
              Palo Alto, California  94304
              Attention:  Kurt J. Berney
              Facsimile No. (415) 493-6811

or to such other person or address as DeltaPoint shall furnish to SPSS in writing by notice given in the manner set forth above.

         If to SPSS:

              SPSS Inc.
              444 North Michigan Avenue
              Chicago, IL   60611
              Attention:  Edward Hamburg
              Facsimile No. (312) 329-3560

         With a required copy to:

              Ross & Hardies
              150 North Michigan Avenue
              Chicago, Illinois  60601
              Attention:  T. Stephen Dyer
              Facsimile No. (312) 750-8600

or to such other person or address as SPSS shall furnish to DeltaPoint in writing by notice


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given in the manner set forth above.

         15.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles.

         15.4. COMPLETE AGREEMENT. This Agreement, together with any schedules hereto and agreements referred to herein, constitutes the entire agreement and understanding between the parties with respect to the subject matter contained herein and supersede all prior agreements, covenants, representations, warranties or understandings, whether oral or written, that may have existed or may exist between the parties.

         15.5. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties.

         15.6. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any other provision of this Agreement or any other application of the provision found to be invalid or unenforceable, as the case may be.

         15.7. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that SPSS may assign its rights and obligations under this Agreement to any affiliate of SPSS owning the Assets. If such assignment shall be made by SPSS, such affiliate shall be entitled to all of the rights and shall assume all of the obligations of SPSS hereunder, PROVIDED, THAT SPSS shall remain liable for the performance of such affiliate's obligations under this Agreement.

         15.8. WAIVER OF COMPLIANCE. Any failure of DeltaPoint, on one hand, and SPSS, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

         15.9. HEADINGS. The subject headings of the sections and paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any provision of this Agreement.

         15.10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed an original and shall constitute one and the same agreement.


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         IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the date first written above.


Attest:                      DELTAPOINT, INC.



                             By:  /s/ JEFFREY AIT
                                  Name:  Jeffrey Ait
                                  Title:   Chief Executive Officer





Attest:                      SPSS INC.



                             By:  /s/ EDWARD HAMBURG
                                  Name: Edward Hamburg
                                  Title: Executive Vice President